EXHIBIT 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

BARNES GROUP INC.

Barnes Group Inc., having filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 30, 1925 under the name of Associated Spring Corporation of Delaware, thereby forming a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby restate its Certificate of Incorporation and certify as follows:

FIRST:    The name of this corporation is

BARNES GROUP INC.

SECOND:    Its principal office in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 1209 Orange Street, Wilmington, Delaware.

THIRD:    The nature of the business or objects or purposes proposed to be transacted, promoted or carried on are:-

(a)    To deal in, purchase, manufacture, hold, own, sell or otherwise dispose of, repair, exchange, import and export, all kinds and varieties of springs and spring beds, wire and wire rope, rivets, screws, bolts, nuts, shanks, and other wares manufactured from metals or alloys, either alone or in combination with leather, paper, wood or other substance; all kinds and varieties of articles composed wholly or in part of metal, leather, paper, wood or other substance; plates made of any kind of metal or alloy by rolling or otherwise manufacturing the same;

(b)    To purchase, produce, manufacture, lease, and sell all kinds of stock, tools, machinery, machine supplies, engineering appliances, engineering accessories, goods, wares, and merchandise, necessary or incidental to the manufacture, purchase, sale, storage or repair of the articles hereinbefore mentioned in clause (a);

(c)    To produce, manufacture, purchase, sell and deal in manufacturers' and mill supplies, engines, boilers, machinery, tools, machine shops, electrical supplies and appliances, foundry and factory supplies and hardware of all kinds; and generally to produce, manufacture, buy, sell, exchange and deal in all or any of the above specified products or by-products thereof, and all materials used in the production thereof;

(d)    To acquire, buy, hold, mortgage, lease, sell, exchange and convey, for the purpose of carrying on the business of the corporation, any and all property, both real and personal and any interest therein;

(e)    To purchase or otherwise acquire, hold, operate under, own, sell, give and receive licenses under, and otherwise deal in patents, patent rights or privileges, inventions, improvements or secret processes, trade marks and trade names, whether or not in any way relating to any of the business aforesaid;

(f)    To purchase, subscribe for, or otherwise acquire and hold for investment, or otherwise, or to use, sell, assign, transfer, mortgage, pledge, or otherwise dispose of, any shares of stock, bonds, securities, or other obligations or evidences of indebtedness of this corporation or of any other corporation or association, firm, or individual, or of any government, or of any subdivision thereof, and to aid in any manner any such corporation, association, firm, individual, government or any subdivision thereof, whose shares of stock, bonds, or other obligations are held by this corporation, and to do any other act or thing permitted by law for the preservation, protection, improvement, or enhancement of the value of such shares of stock, bonds, securities, or other obligations, and while the owner thereof to exercise all the rights, powers and privileges of ownership, including the right to vote thereon, so far as the same may be permitted by law;

(g)    To borrow money and from time to time to make and issue promissory notes, bills of exchange, bonds, debentures, and other obligations and evidences of indebtedness of all kinds, secured or unsecured, of the corporation for moneys borrowed or in payment for property acquired, or for any of the other objects or purposes of the corporation, or for any of the objects of its business; to secure the same by mortgage or mortgages, or deed or deeds of trust, or pledge, or other lien upon any or all of the property, rights, privileges, or franchises of the corporation wheresoever situated, acquired, or to be acquired; to sell, pledge, or otherwise dispose of any or all debentures, or other bonds, notes and other obligations, in such manner and upon such terms as the Board of Directors may deem judicious, and to guarantee the payment of any dividends upon stocks, or the principal or interest upon bonds, or the contracts or other obligations of any corporation, association, firm, or individual, so far as the same may be permitted by law;

(h)    To conduct its business, so far as permitted by law, in the State of Delaware and other states of the United States and in the territories and District of Columbia, and all dependencies and colonies or possessions of the United States and in foreign countries, and for and in connection with such business to acquire, hold, possess, purchase, lease, sell, mortgage and convey real and personal property, or any interest therein, and to maintain offices and agencies either within or anywhere without the State of Delaware;

(i)    To carry on all or any part of the foregoing objects as principal, factor, agent, contractor or otherwise, either alone or in connection with, any person, firm, association, or corporation, in any part of the world, and in general to do any and all things and to exercise any and all such powers as may be incidental to the conduct of the business of the corporation, and in pursuance thereof to exercise all the powers conferred upon the corporation by the General Corporation Law of the State of Delaware, or any other law that may be now or hereinafter applicable to the corporation.

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

FOURTH:    The total number of shares of all classes of stock which the corporation shall have authority to issue is 63,000,000 shares, consisting of 3,000,000 shares of preferred stock of the par value of $.01 per share and 60,000,000 shares of common stock of the par value of $.01 per share.

Shares of preferred stock may be issued from time to time in one or more series, as may be determined from time to time by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of preferred stock shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The Board of Directors is hereby authorized to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred shares, and any other powers, designations, preferences and relative, participating, optional or other rights of such series, and any qualifications, limitations, or restrictions on any of the rights of such series, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Subject to any rights and privileges granted to the holders of preferred stock by resolution of the Board of Directors pursuant to the provisions of this Article FOURTH, the holders of common stock shall exercise one vote in respect of each share of stock held by them on all matters voted upon by the stockholders; shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; shall be entitled, upon liquidation or dissolution, to receive all the assets of the corporation, tangible and intangible, of whatever kind available for distribution, remaining after payment of the liquidation preferences granted to any shares of preferred stock, ratably in proportion to the number of shares of common stock held by them; and shall have such other rights and privileges as may be allowed to them by the laws of the State of Delaware.

The amount of the authorized stock of the corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote.

No holder or owner of any shares of stock of the corporation of any class, now or hereafter authorized, at any time shall be entitled as of right, by reason of the holding or ownership of such stock, to subscribe to additional shares of stock (or to obligations convertible into stock) of any class, now or hereafter authorized, which may at any time be issued and disposed of by the corporation. The corporation, from time to time, may issue and dispose of the shares of its stock of any class, now or hereafter authorized, and for such purpose may grant rights or options to subscribe for, purchase or otherwise acquire any shares of such stock, to such person or persons, in such amounts, for such consideration, and on such terms, as the Board of Directors lawfully may determine.

At the discretion of the Board of Directors, any distribution to the stockholders upon the liquidation, dissolution or winding up of the corporation may be in whole or in part in securities or property and the determination of the Board of Directors as to the value of such securities or other property shall be conclusive.

So far as permitted by law, the corporation may acquire or purchase, out of surplus, shares of any class of the outstanding stock of the corporation in such amounts and for such consideration as the Board of Directors may determine. The corporation from time to time may sell or otherwise dispose of treasury stock held by the corporation (that is to say, stock issued and thereafter acquired by the corporation) to such person or persons and in such amounts and for such consideration as the Board of Directors may determine, and no holder or owner of shares of the stock of the corporation at any time shall be entitled as of right, by reason of the holding or ownership of such stock, to acquire any part thereof.

In accordance with this Article FOURTH, the Board of Directors has designated certain shares of preferred stock into a series with the voting powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the corporation filed with the Secretary of State of the State of Delaware on July 25, 1986 which is attached hereto as Exhibit A.

FIFTH:    The number of shares with which the corporation will commence business is ten (10) shares of capital stock, which shares are without nominal or par value.

SIXTH:    The corporation is to have perpetual existence.

SEVENTH:    The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

EIGHTH:    The Directors of the corporation need not be stockholders thereof.

NINTH:    In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors, subject to the provisions of this Certificate of Incorporation, is expressly authorized:

(a)    To make and alter the by-laws of the corporation.

(b)    To fix the amount to be reserved as working capital over and above its capital stock paid in.

(c)    From time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger), or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right of inspecting any account, book or document of the corporation except as conferred by statute, unless authorized by a resolution of the stockholders or the Board of Directors.

(d)    If the by-laws so provide, to designate three or more of its number to constitute an executive committee, which committee shall, to the extent provided in the by-laws of the corporation, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the corporation and have power to cause the seal of the corporation to be affixed to all papers which may require it.

(e)    Pursuant to the affirmative vote of the holders of at least two-thirds of the shares of capital stock then issued and outstanding, given at a stockholders'

meeting duly called for that purpose, the Board of Directors shall have power and authority to mortgage, sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as the Board of Directors deem expedient and for the best interests of the corporation.

(f)    Both stockholders and directors shall have power, if the by-laws so provide, to hold their meetings, and to have one or more offices within or without the State of Delaware, and to keep the books of the corporation (subject to the provisions of the statutes), outside of the State of Delaware at such places as may be from time to time designated by the Board of Directors.

(g)    Subject to the provisions of this Certificate of Incorporation, the corporation may in its by-laws confer powers upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute.

TENTH:    In so far as the same is not contrary to the laws of the State of Delaware, in case the corporation enters into contracts or transacts business with one or more of its Directors, or with any firm of which one or more of its Directors are members, or with any association or other corporation of which one or more of its Directors are directors or officers, such contract or transaction shall not be invalidated or in any wise affected by the fact that such Director or Directors were or may be adversely interested therein, even though the vote of the Director or Directors having such adverse interest shall have been necessary to obligate the corporation upon such contract or transaction, and even though the fact of such adverse interest may not have been disclosed prior to the time when the corporation became obligated thereon; no such Director or Directors shall be liable to the corporation or to any stockholder or creditor thereof or by reason of any such contract or transaction, nor shall such Director or Directors be accountable for any gains or profits realized thereon.

ELEVENTH:    Notwithstanding the provisions of paragraph (a) of Article NINTH of this Certificate of Incorporation and any provision of the By-Laws of the corporation, no amendment to this Certificate of Incorporation or to the By-Laws shall amend, alter, change or repeal any of the provisions of Sections 2, 3, 8 or 9 of Article II of the By-Laws or of this Article ELEVENTH unless adopted by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for purposes of this Article ELEVENTH as one class.

TWELFTH: 1.    In addition to the affirmative vote required by law, the terms of any other Article of this Restated Certificate of Incorporation or otherwise, the approval or authorization of any Business Combination (as hereinafter defined) with any Interested Person (as hereinafter defined) shall require the affirmative vote of the holders of not less than 70 percent of the corporation's Voting Stock (as hereinafter defined); provided that such 70 percent voting requirement shall not be applicable if both of the following conditions are met:

(a)    The cash per share, if any, plus the fair market value (as determined by a majority of the Continuing Directors) of any other consideration to be received per share by the holders of shares of any class of the corporation's capital stock in conjunction with a Business Combination is not less than the greater of (with appropriate adjustments for any recapitalizations, stock splits, stock dividends and like distributions):

(i)    the highest price per share (including any and all brokerage, soliciting dealer's or other fees or taxes) paid by the Interested Person to acquire any such shares of the corporation's capital stock during the period beginning two years prior to such Interested Person's acquisition of sufficient shares to become an Interested Person and ending immediately prior to the vote of the stockholders upon such Business Combination involving such Interested Person; or

(ii) an amount per share at least equal to the Market Price per share of such shares of the corporation's capital stock immediately prior to the announcement of such Business Combination involving such Interested Person plus a percentage of such Market Price equal to the highest percentage of premium over the then Market Price paid by the Interested Person (including any and all brokerage, soliciting dealer's or other fees or taxes) to acquire any such shares of capital stock during the period beginning two years prior to such Interested Person's acquisition of sufficient shares to become an Interested Person and ending immediately prior to the vote by stockholders upon such Business Combination.

(b)    After such Interested Person's acquisition of such shares which caused it to become an Interested Person but before the consummation of any Business Combination:

(i) such Interested Person has received no benefit directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the corporation; and

(ii) such Interested Person has made no major changes in the corporation's business or capital structure; and

(iii) there has been no reduction in the rate of dividends payable on any class of the corporation's capital stock except as may have been approved by a majority of the Continuing Directors; and

(iv) such Interested Person has not acquired directly or indirectly any additional newly issued or treasury shares of the corporation's capital stock from the corporation except as a result of a pro rata stock dividend or stock split; and

(v) unless otherwise decided by a majority of Continuing Directors, a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, is mailed to all holders of Voting Stock at least thirty days prior to the vote by stockholders upon such Business Combination for the purpose of soliciting stockholder approval of such Business Combination. Such proxy statement shall contain recommendations in a prominent place, if any have been furnished in writing by the Continuing Directors or any of them, as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Stock other than the Interested Person (such investment banking firm is to be selected by a majority of the Continuing Directors, furnished with all information it reasonably requests and paid a reasonable fee for its services upon receipt by the corporation of such opinion); and

(vi) the consideration offered to the corporation's stockholders for the consummation of the Business Combination shall be consideration of the same type and kind paid by the Interested Person in the acquisition of Voting Stock by the Interested Person which caused it to become an Interested Person.

2.
Notwithstanding any other provisions of this Article, the 70 percent voting requirement shall not apply if the Continuing Directors have by an affirmative vote of at least 66 2/3 percent approved the Business Combination.

3.	As used in this Article:

(a)    Business Combination means (i) any merger or consolidation of the corporation or any subsidiary (for the purposes of this section 3, subsidiary means any company in which the corporation owns directly or indirectly a majority of any class of equity security) with or into an Interested Person, (ii) any merger or consolidation of an Interested Person with or into the corporation or any subsidiary, (iii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, in one transaction or a series of transactions, of all or any Sub-stantial Part (as hereinafter defined) of the assets either of the corporation or of any subsidiary (including without limitation any voting securities of a subsidiary) to an Interested Person, (iv) any sale, lease, exchange, transfer or other disposition in one transaction or a series of transactions, of all or any Substantial Part of the assets of an Interested Person to the corporation or a subsidiary, (v) the issuance or transfer of any securities (other than by way of pro rata distribution to all stockholders) of the corporation or a subsidiary to an Interested Person, (vi) any reclassification of securities (including without limitation a reverse stock split), recapitalization, reorganization, merger or consolidation that would have the effect of increasing the voting power of an Interested Person, (vii) any liquidation or dissolution of the corporation or any subsidiary, and (viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(b)    Continuing Director means a person who

(i) has been a member of the corporation's Board of Directors since January 1, 1983; or

(ii) was a director of the corporation prior to the time that such Interested Person acquired ownership of sufficient Voting Stock to become an Interested Person and who continues to serve as a director after such Interested Person became an Interested Person; or

(iii) was a director who has been recommended to directly succeed a Continuing Director or to join the Board of Directors by a majority of the remaining Continuing Directors.

(c)    Interested Person means any individual, corporation, partnership or other person or entity (including any group composed of persons and any of their Affiliates or Associates acting pursuant to an agreement, arrangement or understanding to acquire, hold, vote or dispose of any of the corporation's Voting Stock) which, together with its Affiliates and Associates, at any time Beneficially Owns in the aggregate 5 percent or more of the Voting Stock of the corporation or any subsidiary, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Further and without limitation, any shares of Voting Stock of the corporation or a subsidiary that any Interested Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Interested Person. The terms Affiliates, Associates, and Beneficially Owns as used herein have the meanings set forth as of January 1, 1983 in Regulations 12B and 13D under the Securities Exchange Act of 1934.

(d)    Market Price means (i) the last sale price of the relevant class of the corporation's capital stock as reported on the composite tape of a national securities exchange on the relevant date, or (ii) if such class of capital stock is not so listed and reported on a national securities exchange, the highest closing asked quotation with respect to a share of such stock during the 30 day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or (iii) if such class of capital stock is not so listed or quoted, that fair market value determined in good faith by a majority of the Continuing Directors.

(e)    Substantial Part means the lesser of (i) $10,000,000 or (ii) 10 percent or more of the book value of the total assets of the corporation in question as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(f)    Voting Stock means all outstanding shares of capital stock of the corporation or another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be case by holders of shares of Voting Stock.

4.
The provisions of this Article TWELFTH shall also apply to a Business Combination with any individual, corporation, partnership or other person or entity which had been an Interested Person, notwithstanding that such individual, corporation, partnership or other person or entity has reduced its stockholdings below 5 percent of the Voting Stock of the corporation.

5.
A majority of the Continuing Directors shall have the power and authority to construe and apply any and all of the terms and provisions of this Article TWELFTH on the basis of information known to them after reasonable inquiry.

6.
No amendment to this Restated Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article TWELFTH, unless such amendment shall receive the affirmative vote of the holders of not less than 70 percent of the corporation's Voting Stock; provided that if two-thirds of the Continuing Directors vote to recommend the amendment to the stockholders, such amendment shall only require the affirmative vote of the holders of a majority of the corporation's Voting Stock.

7.	Nothing in this Article TWELFTH shall be deemed or construed to relieve any Interested Person from any fiduciary or other obligation imposed by law.

THIRTEENTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken by consent in writing without a meeting of stockholders. No amendment to this Certificate of Incorporation or to the By-Laws shall amend, alter, change or repeal any provision of this Article THIRTEENTH unless adopted by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for purposes of this Article THIRTEENTH as one class.

FOURTEENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. It only restates and integrates and does not further amend the provisions of the corporation's existing Restated Certificate of Incorporation as heretofore amended or supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Barnes Group Inc. has caused this Restated Certificate of Incorporation to be signed in its corporate name this 17th day of October, 1997.

BARNES GROUP INC.

By:	/s/ Theodore E. Martin
Name: Theodore E. Martin Title: President and Chief Executive Officer

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

BARNES GROUP INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

We, Wallace Barnes, Chairman of the Board, and John E. Besser, Secretary, of Barnes Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on July 16, 1986, adopted a resolution creating a series of 65,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock and containing the following voting powers, preferences and relative, participating, optional and other special rights:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall initially be 65,000, par value $1.00 per share, such number of shares to be subject to increase or decrease by action of the Board of Directors as evidenced by a certificate of designation.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September, and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of

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Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after July 16, 1986 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

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Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist

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up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C) (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

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(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a

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parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

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(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

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Section 10. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two‑thirds (2/3) or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 24th day of July, 1986.

By /s/ Wallace Barnes
Wallace Barnes
Chairman of the Board

Attest:

By /s/ John E. Besser
John E. Besser
Secretary

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CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

It is hereby certified that:
1. The name of the corporation (hereinafter called the “Corporation”) is Barnes Group Inc.
2. The registered office of the Corporation within the State of Delaware is hereby changed to 9 East Loockerman Street, City of Dover 19901, County of Kent, Suite 1B.
3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.
4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Signed on 13th day of December 2002

BARNES GROUP INC.

By:	/s/ Signe S. Gates
Name: Signe S. Gates Title: Senior Vice President

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANY
INTO A
DOMESTIC CORPORATION

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:
FIRST: The name of the surviving corporation is BARNES GROUP INC., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is KAR PRODUCTS, LLC.
SECOND: The Agreement of Merger has been approved, adopted certified, executed and acknowledge by the surviving corporation and the merging limited liability company.
THIRD: The name of the surviving corporation is BARNES GROUP INC.
FOURTH: The merger is to become effective on the date of filing.
FIFTH: The Agreement of Merger is on file at 123 Main Street, Bristol, Connecticut 06011, the place of business of the surviving corporation.
SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.
SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.
IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, on the 14th day of May, 2004.

BARNES GROUP INC.

By:	/s/ A. Keith Drewett
Name: A. Keith Drewett Title: Vice President

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF BARNES GROUP INC.

Barnes Group Inc., a Delaware corporation, (the “Corporation”) does hereby certify:

FIRST: The Board of Directors of the Corporation approved and adopted the following resolution for amending the Corporation's Restated Certificate of Incorporation declaring it advisable, and recommended that the amendment be submitted to the stockholders of the Corporation for their consideration:

RESOLVED, that it is advisable to amend the Company's Certificate of Incorporation in order to increase the number of shares of authorized Common Stock by amending the first paragraph of Article FOURTH (the remainder of Article FOURTH remaining unchanged) to read as follows:

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 153,000,000, consisting of 3,000,000 shares of preferred stock of the par value of $.01 per share and 150,000,000 shares of common stock of the par value of $.01 per share.

SECOND: This Amendment to the Restated Certificate of Incorporation was approved by the stockholders of the Corporation at a meeting in accordance with Section 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by a duly authorized officer this 20th day of April, 2006.

BARNES GROUP INC.

By:	/s/ Signe S. Gates
Name: Signe S. Gates Title: Senior Vice President, General Counsel and Secretary

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF BARNES GROUP INC.

Barnes Group Inc., a Delaware corporation (the “Corporation”) does hereby certify:

FIRST: The Board of Directors of the Corporation approved and adopted the following resolution for amending the Corporation's Restated Certificate of Incorporation declaring it advisable:

RESOLVED,
that the Board hereby proposes and deems advisable the following amendment to Article ELEVENTH of the Restated Certificate of Incorporation (the “Voting Amendment”) and that the Voting Amendment be voted on by the stockholders of the Company at the 2013 annual meeting for their consideration and approval:

ELEVENTH:    Notwithstanding the provisions of paragraph (a) of Article NINTH of this Certificate of Incorporation and any provision of the By-Laws of the corporation, no amendment to this Certificate of Incorporation or to the By-Laws shall amend, alter, change or repeal any of the provisions of Sections 2, 3, 8 or 9 of Article II of the By-Laws or of this Article ELEVENTH unless adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for purposes of this Article ELEVENTH as one class.

SECOND: This Amendment of the Restated Certificate of Incorporation was approved by the stockholders of the Corporation at a meeting in accordance with Section 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed by a duly authorized officer this 3rd day of May, 2013.

BARNES GROUP INC.

By:	/s/ Claudia S. Toussaint
Name: Claudia S. Toussaint Title: Senior Vice President, General Counsel and Secretary